CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors and Stockholders
Texxon, Inc.
Chandler, Arizona

     We consent to the reference to our firm under the caption "Experts" and the use in the Form S-8 of Texxon, Inc. of our report dated January 7, 2002 relating to the balance sheet of Texxon, Inc. as of December 31, 2001 and the related statements of operations, changes in stockholders' equity, and cash flows for the period from inception (October 6, 1998) to December 31, 2001 and for the year ended December 31, 2001.


/s/ Rodefer Moss & Co, PLLC
---------------------------
Knoxville, Tennessee
January 27, 2003